Exhibit 99.1

Coach Reports Fourth Quarter and Fiscal Year Earnings of $0.43 and $1.91,
Respectively, Excluding Unusual Items

NEW YORK--(BUSINESS WIRE)--July 28, 2009--Coach, Inc. (NYSE: COH), a leading marketer of modern classic American accessories, today reported sales of $778 million for its fourth fiscal quarter ended June 27, 2009, compared with $782 million reported in the same period of the prior year, a decrease of 1%. Excluding unusual items, net income for the quarter totaled $136 million, with earnings per diluted share of $0.43. This compared to net income of $172 million and earnings per diluted share of $0.50 in the prior year’s fourth quarter on the same basis.

For the fiscal year 2009, net sales were $3.23 billion, up 2% from the $3.18 billion recorded in fiscal year 2008. Excluding unusual items, net income totaled $622 million, with earnings per diluted share of $1.91. In fiscal year 2008, the company generated net income of $742 million and diluted earnings per share were $2.06, on the same basis.

Including the impact of the unusual items in all periods, net income totaled $146 million or $0.45 per diluted share for the current quarter, versus $214 million or $0.62 for the fourth quarter of 2008. For the year, net income totaled $623 million for 2009 as compared to $783 million in 2008, while earnings per diluted share were $1.91 compared to $2.17.

Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, “We’re pleased with our fiscal fourth quarter and full year results, which demonstrated Coach’s strength and resiliency during this extraordinarily weak retail environment, both in the U.S. and in most international markets. We were able to generate very profitable returns and take the necessary actions to cut expenses while continuing to invest prudently for the future. This was also reflected in the significant improvement in our inventory levels from the end of the calendar year, as they ended the quarter essentially even with prior year levels on both a dollar and unit basis. Importantly, we maintained the integrity of our full price proposition and did not go on sale in retail stores this fiscal year. This also allowed us to generate robust sales in our factory channel, where we were able to drive business by utilizing appropriate marketing levers.”

“Fiscal 2009 was also a year of many milestones, including the initiation of a dividend, which reflected both our financial strength and confidence in Coach’s future. In addition, we acquired our retail businesses in China, providing another platform for growth as the brand gains traction in this market. With a business model that generates significant cash flow and with essentially no debt, we are in a position to take advantage of profitable growth opportunities, while continuing to return capital to our shareholders.”

For the quarter, before unusual items in both periods, operating income totaled $220 million, 22% below the $281 million reported in the comparable year-ago period, while operating margin was 28.2% versus 35.9% reported for the prior year. During the quarter, gross profit declined 8% to $547 million from $593 million a year ago. Gross margin was 70.4% versus 75.9% a year ago, impacted as expected by both the continued promotional environment and channel mix. SG&A expenses as a percentage of net sales, excluding unusual items, totaled 42.1%, compared to the 40.0% reported in the year-ago quarter.

For the full year, before unusual items in both periods, operating income totaled $1.00 billion, 15% below the $1.18 billion reported in the comparable year ago period, while operating margin was 31.0% versus 37.1% reported for the prior year. During the year, gross profit declined 4% to $2.32 billion from $2.41 billion a year ago. Gross margin was 71.9% versus 75.7% a year ago. SG&A expenses as a percentage of net sales, excluding unusual items, totaled 40.9%, compared to the 38.6% reported in fiscal 2008.

For the quarter, including the impact of unusual items in all periods, operating income totaled $205 million, 18% below the $249 million reported in the comparable year ago period, while operating margin was 26.3% versus 31.8% reported for the prior year. SG&A expenses as a percentage of net sales, including unusual items, totaled 44.1% in both periods.

For the full year, including the impact of unusual items in all periods, operating income totaled $972 million, 15% below the $1.15 billion reported in the comparable year ago period, while operating margin was 30.1% versus 36.1% reported for the prior year. SG&A expenses as a percentage of net sales, including unusual items, totaled 41.8%, compared to the 39.6% reported in fiscal 2008.

During the fourth quarter, the company recorded unusual items resulting in a substantially lower tax rate of 29.5%. These consisted of a favorable settlement of a multi-year tax return examination, which decreased Coach’s provision for taxes by $9 million, as well as certain other tax accounting adjustments. These items also increased net interest income by $2 million. In addition, as a result of the successful tax settlement, the company made a contribution to the Coach Foundation, which increased expenses by $15 million pre-tax or $9 million after tax. Earlier in the fiscal year, the company had announced a one-time net charge related to the reduction of corporate staffing levels in the U.S., the closure of four North American retail stores and the closure of the company’s sample-making facility in Italy. In aggregate, these third quarter actions increased the company’s SG&A expenses by $13 million in the year and negatively impacted earnings by $8 million after tax.

Fourth fiscal quarter and full year sales in each of Coach’s primary channels of distribution were as follows:

  Direct-to-consumer sales increased 3% to $683 million in the fourth quarter from $662 million last year. North American comparable store sales for the quarter declined 6.1%. In Japan, sales declined 10% on a constant-currency basis, while dollar sales declined 4%, reflecting the stronger yen year-over-year. China results continued very strong, with comparable store sales rising at a double-digit rate
  For the full year, direct to consumer sales rose 7% to $2.73 billion from $2.56 billion generated in fiscal 2008. Overall, North American comparable store sales for the fiscal year decreased 6.8%. For the year, sales in Japan were essentially flat on a constant-currency basis, while dollar sales rose 11%, positively impacted by the exchange rate. As in the quarter, China comparable store sales rose at a double-digit rate.
  Indirect sales decreased 21% to $95 million in the fourth quarter from the $119 million reported for the prior year. For the year, indirect sales declined 19% to $504 million from $623 million recorded for fiscal 2008. For the fiscal year, international sales at POS were essentially even with prior year levels, driven by distribution, while U.S. wholesale shipments were tightly managed given the heavy levels of promotional activity and weak POS sales in that channel.

Mr. Frankfort said, “We were pleased with the continued stability of our comparable store sales in North America last quarter. And, more recently, we’ve been encouraged by the strong initial response to our Fall collections, especially Poppy, which has resulted in a marked improvement in our U.S. full price retail sales trends. As planned, our new pricing strategy, with an increased assortment of product priced at the sweet spot between $200 and $300, has resulted in an increased penetration of handbags as a percent of sales. We’ve also been very pleased with the success of our new, multi-pronged marketing initiatives, which are clearly raising interest among younger consumers and driving traffic into the stores. While this combination of relevant new product and a rebalanced assortment, underscored by innovative marketing, is clearly resonating with consumers, we would caution that we’re just thirty days into the new fiscal year. Further, given the ongoing uncertainty regarding economic conditions and consumer spending, we are continuing to plan conservatively, as we focus on managing our business for the long term.”

During the fourth quarter of fiscal 2009, the company opened nine new North American Coach retail stores – including four in new markets for Coach – and closed three others. In addition, three factory stores were opened and one closed, bringing the total to 330 retail stores and 111 factory stores at June 27, 2009. This was a net increase of 33 Coach retail stores and nine factory stores from the 297 and 102 in operation a year ago, respectively. In Japan, one new location was opened in the fourth quarter while two were closed, bringing the total to 160 at fiscal year end. This was a net increase of 6 locations from the 154 at year-end 2008.

Mr. Frankfort continued, “We are entering the new fiscal year from a position of strength, with a diversified business model, a strong balance sheet, and a well articulated plan for long term growth. As usual, our overall results in 2010 will be driven by both distribution growth - through new stores - and maximizing productivity in existing locations. During FY10, we will open about 20 new North American retail stores, at least six North American factory outlets and about 10 new locations in Japan. We have also decided to accelerate our store opening schedule in China, where our sales have been growing rapidly – ahead of our expectations - and our brand is clearly resonating with the consumer. We now expect to open about 15 new locations, focusing on the Mainland. Separately, we also plan to open about 30 international wholesale locations this fiscal year and further develop our strategy for Western Europe.”

“As we’ve noted previously, fiscal year 2010 will be another investment year for Coach, as we continue to build the foundation for future long-term growth. Most importantly, we will be implementing our strategy to aggressively grow sales and market share in China. Clearly, brand-building activities and distribution growth at this critical juncture will lay the foundation for a substantial contribution from these businesses in the future.”

“We're also very pleased to announce the Reed Krakoff label, a new global brand which we intend to launch in the Fall of calendar 2010. It will encompass all Women's categories, including Ready-to-Wear, Handbags, Women's Accessories, Footwear and Jewelry. We believe that this concept will serve to define the new American luxury and engage a different customer.”

“In summary, while our new fiscal year has just begun, we’re very encouraged by the early success of our Fall collections and new pricing strategy but cognizant of global macroeconomics and uncertainty around consumer spending. Accordingly, we will plan cautiously until we see concrete evidence of a change in consumer behavior. Irrespective of the backdrop, we are confident that our proven growth strategies, built upon our leadership position and diversified business model, will continue to deliver excellent returns in the seasons ahead and over our long-term planning horizon,” Mr. Frankfort continued.

Coach will host a conference call to review these results at 8:30 a.m. (EDT) today, July 28, 2009. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 and asking for the Coach earnings call led by Andrea Shaw Resnick, SVP of Investor Relations. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-866-352-7723. A webcast replay of the earnings conference call will also be available for five business days on the Coach website.

Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women’s and men’s small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, scarves, sunwear, jewelry, fragrance and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, through the Coach catalog in the U.S. by calling 1-800-223-8647 and through Coach’s website at www.coach.com. Coach’s shares are traded on The New York Stock Exchange under the symbol COH.

This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "are positioned to," "continue," "project," "guidance," "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach’s latest Annual Report on Form 10-K for a complete list of risk factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended June 27, 2009 and June 28, 2008
(in thousands, except per share data)
(unaudited)

	QUARTER ENDED			QUARTER ENDED
	June 27, 2009			June 28, 2008
		Total Items Affecting			Total Items Affecting
	As Reported	Comparability	Excluding Items	As Reported	Comparability	Excluding Items

Net sales	$777,744	$-	$777,744	$781,500	$-	$781,500

Cost of sales	230,426	-	230,426	188,208	-	188,208

Gross profit	547,318	-	547,318	593,292	-	593,292

Selling, general and
administrative expenses	342,631	15,000	327,631	344,676	32,100	312,576

Operating income	204,687	(15,000)	219,687	248,616	(32,100)	280,716

Interest income, net	2,111	2,012	99	12,709	10,650	2,059

Income before provision for income taxes
and discontinued operations	206,798	(12,988)	219,786	261,325	(21,450)	282,775

Provision for income taxes	61,005	(22,515)	83,520	47,801	(62,487)	110,288

Income from continuing operations	145,793	9,527	136,266	213,524	41,037	172,487

Income from discontinued operations,
net of income taxes	-	-	-	-	-	-

Net income	$145,793	$9,527	$136,266	$213,524	$41,037	$172,487

Net income per share

Basic

Continuing operations	$0.46	$0.03	$0.43	$0.63	$0.12	$0.51

Discontinued operations	-	-	-	-	-	-

Net income	$0.46	$0.03	$0.43	$0.63	$0.12	$0.51

Diluted

Continuing operations	$0.45	$0.03	$0.43	$0.62	$0.12	$0.50

Discontinued operations	-	-	-	-	-	-

Net income	$0.45	$0.03	$0.43	$0.62	$0.12	$0.50

Shares used in computing
net income per share

Basic	317,752	317,752	317,752	340,157	340,157	340,157

Diluted	320,512	320,512	320,512	343,589	343,589	343,589

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended June 27, 2009 and June 28, 2008
(in thousands, except per share data)
(unaudited)

	YEAR ENDED			YEAR ENDED
	June 27, 2009			June 28, 2008
		Total Items Affecting			Total Items Affecting
	As Reported	Comparability	Excluding Items	As Reported	Comparability	Excluding Items

Net sales	$3,230,468	$-	$3,230,468	$3,180,757	$-	$3,180,757

Cost of sales	907,858	-	907,858	773,654	-	773,654

Gross profit	2,322,610	-	2,322,610	2,407,103	-	2,407,103

Selling, general and
administrative expenses	1,350,697	28,365	1,322,332	1,259,974	32,100	1,227,874

Operating income	971,913	(28,365)	1,000,278	1,147,129	(32,100)	1,179,229

Interest income, net	5,168	2,012	3,156	47,820	10,650	37,170

Income before provision for income taxes
and discontinued operations	977,081	(26,353)	1,003,434	1,194,949	(21,450)	1,216,399

Provision for income taxes	353,712	(27,594)	381,306	411,910	(62,487)	474,397

Income from continuing operations	623,369	1,241	622,128	783,039	41,037	742,002

Income from discontinued operations,
net of income taxes	-	-	-	16	-	16

Net income	$623,369	$1,241	$622,128	$783,055	$41,037	$742,018

Net income per share

Basic

Continuing operations	$1.93	$0.00	$1.92	$2.20	$0.12	$2.09

Discontinued operations	-	-	-	0.00	-	0.00

Net income	$1.93	$0.00	$1.92	$2.20	$0.12	$2.09

Diluted

Continuing operations	$1.91	$0.00	$1.91	$2.17	$0.11	$2.06

Discontinued operations	-	-	-	0.00	-	0.00

Net income	$1.91	$0.00	$1.91	$2.17	$0.11	$2.06

Shares used in computing
net income per share

Basic	323,714	323,714	323,714	355,731	355,731	355,731

Diluted	325,620	325,620	325,620	360,332	360,332	360,332

COACH, INC.
SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF INCOME
ITEMS AFFECTING COMPARABILITY
(in thousands, except per share data)
(unaudited)

	QUARTER ENDED				YEAR ENDED
	March 28, 2009	June 27, 2009			June 27, 2009

	Cost Savings	Charitable	Tax	Total Items Affecting	Total Items Affecting
	Measures(1)	Foundation	Adjustment	Comparability	Comparability

Net sales	$-	$-	$-	$-	$-

Cost of sales	-	-	-	-	-

Gross profit	-	-	-	-	-

Selling, general and
administrative expenses	13,365	15,000	-	15,000	28,365

Operating income	(13,365)	(15,000)	-	(15,000)	(28,365)

Interest income, net	-	-	2,012	2,012	2,012

Income before provision for income taxes
and discontinued operations	(13,365)	(15,000)	2,012	(12,988)	(26,353)

Provision for income taxes	(5,079)	(5,700)	(16,815)	(22,515)	(27,594)

Income from continuing operations	(8,286)	(9,300)	18,827	9,527	1,241

Income from discontinued operations,
net of income taxes	-	-	-	-	-

Net income	$(8,286)	$(9,300)	$18,827	$9,527	$1,241

Net income per share

Basic

Continuing operations	$(0.03)	$(0.03)	$0.06	$0.03	$0.00

Discontinued operations	-	-	-	-	-

Net income	$(0.03)	$(0.03)	$0.06	$0.03	$0.00

Diluted

Continuing operations	$(0.03)	$(0.03)	$0.06	$0.03	$0.00

Discontinued operations	-	-	-	-	-

Net income	$(0.03)	$(0.03)	$0.06	$0.03	$0.00

Shares used in computing
net income per share

Basic	320,163	317,752	317,752	317,752	323,714

Diluted	321,355	320,512	320,512	320,512	325,620

(1) Includes charges related to the reduction of corporate staffing levels in the U.S., the closure of four North American retail stores and the closure of the Company’s sample-making facility in Italy.

COACH, INC.
SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF INCOME
ITEMS AFFECTING COMPARABILITY
(in thousands, except per share data)
(unaudited)

	QUARTER ENDED				YEAR ENDED
	June 28, 2008				June 28, 2008
		Non-Recurring
	Charitable	Variable	Tax	Total Items Affecting	Total Items Affecting
	Foundation	Expense	Adjustment	Comparability	Comparability

Net sales	$-	$-	$-	$-	$-

Cost of sales	-	-	-	-	-

Gross profit	-	-	-	-	-

Selling, general and
administrative expenses	20,000	12,100	-	32,100	32,100

Operating income	(20,000)	(12,100)	-	(32,100)	(32,100)

Interest income, net	-	-	10,650	10,650	10,650

Income before provision for income taxes
and discontinued operations	(20,000)	(12,100)	10,650	(21,450)	(21,450)

Provision for income taxes	(7,800)	(4,719)	(49,968)	(62,487)	(62,487)

Income from continuing operations	(12,200)	(7,381)	60,618	41,037	41,037

Income from discontinued operations,
net of income taxes	-	-	-	-	-

Net income	$(12,200)	$(7,381)	$60,618	$41,037	$41,037

Net income per share

Basic

Continuing operations	$(0.04)	$(0.02)	$0.18	$0.12	$0.12

Discontinued operations	-	-	-	-	-

Net income	$(0.04)	$(0.02)	$0.18	$0.12	$0.12

Diluted

Continuing operations	$(0.04)	$(0.02)	$0.18	$0.12	$0.11

Discontinued operations	-	-	-	-	-

Net income	$(0.04)	$(0.02)	$0.18	$0.12	$0.11

Shares used in computing
net income per share

Basic	340,157	340,157	340,157	340,157	355,731

Diluted	343,589	343,589	343,589	343,589	360,332

COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At June 27, 2009 and June 28, 2008
(in thousands)
(unaudited)

	June 27,	June 28,
	2009	2008 (1)
ASSETS

Cash and cash equivalents	$800,362	$698,905
Receivables	108,707	106,738
Inventories	326,148	318,490
Other current assets	161,192	235,085

Total current assets	1,396,409	1,359,218

Long-term investments	6,000	8,000
Property and equipment, net	592,982	464,226
Other noncurrent assets	568,945	415,909

Total assets	$2,564,336	$2,247,353

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$103,029	$134,726
Accrued liabilities	348,619	315,930
Subsidiary credit facilities	7,496	-
Current portion of long-term debt	508	285

Total current liabilities	459,652	450,941

Long-term debt	25,072	2,580
Other liabilities	383,570	303,457

Stockholders' equity	1,696,042	1,490,375

Total liabilities and stockholders' equity	$2,564,336	$2,247,353

(1) Amounts presented differ from amounts previously reported due to change in accounting principle. On June 29,
2008, the Company changed its method of accounting for inventories of Coach Japan from last-in, first-out to first-in, first out.

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
SVP Investor Relations and Corporate Communications